SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2005

IBERIABANK CORPORATION

(Exact name of Registrant as Specified in Charter)

Louisiana	0-25756	72-1280718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 West Congress Street, Lafayette, Louisiana 70501

(Address of Principal Executive Offices)

(337) 521-4003

Registrant’s telephone number, including area code

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On September 19, 2005, the Registrant provided an update regarding the influence of Hurricane Katrina on the operations of the Company and expansion initiatives.

In relation to its expansion plans, the Registrant also disclosed that branch expansion costs are estimated at $9.7 million, exclusive of the properties that have yet to be purchased. The $9.7 million is comprised of $4.9 million for acquisition of eight land sites, $1.4 million for acquisition of modular units and $3.4 million for site development and other related costs.

On a monthly expense basis, the branch expansion is expected to cost approximately $300,000 in aggregate, or $25,000 per branch, exclusive of any offset from income generated from deposit gathering and loan production activity at these sites.

Using anticipated direct expenses, the existing loan mix, current loan spreads, current deposit pricing and a 25% loan to deposit ratio as principal underlying assumptions, and assuming no other revenues, each new branch would be required to originate approximately $8 million in deposits and $2 million in loans to attain breakeven status.

A copy of the related press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 8.01 Other Events

On September 19, 2005, the Registrant announced the declaration of a quarterly cash dividend of $0.26 per share, payable on October 19, 2005 to shareholders of record as of September 30, 2005.

A copy of the related press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

IBERIABANK CORPORATION

DATE: September 19, 2005	By:	/s/ Daryl G. Byrd
Daryl G. Byrd
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number
99.1	Press Release dated September 19, 2005, issued by the Registrant.